EXHIBIT 10.43

EXECUTION VERSION

AMENDED AND RESTATED SECURITY AGREEMENT

(Partnership)

Made by

ELDORADO CASINO SHREVEPORT JOINT VENTURE

as Debtor

to

U.S. BANK NATIONAL ASSOCIATION,

As Indenture Trustee And Collateral Agent

Acting on behalf of the Holders of the Notes

July 21, 2005

EXECUTION VERSION

AMENDED AND RESTATED SECURITY AGREEMENT

(Partnership)

THIS AMENDED AND RESTATED SECURITY AGREEMENT (this “Agreement”) is made as of July 21, 2005, by ELDORADO CASINO SHREVEPORT JOINT VENTURE, a Louisiana general partnership (the “Debtor”), in favor of U.S. BANK NATIONAL ASSOCIATION, a national banking association, as Indenture Trustee and Collateral Agent (the “Trustee” or “Secured Party”), acting on behalf of the holders of the Notes under the Indenture referred to and defined below. Trustee is successor by substitution to Original Trustee defined below under the Original Indentures defined below and in such capacity is Secured Party under the Original Security Agreements defined below.

WITNESSETH:

A. Debtor, under its prior name Hollywood Casino Shreveport (“Original Debtor”) and Shreveport Capital Corporation, a Louisiana corporation (“Capital”, and together with the Original Debtor, the “Original Issuers”), and certain Guarantors that are signatory thereto entered into an Indenture dated as of August 10, 1999 (the “Original 1999 Indenture”) with State Street Bank and Trust Company, a Massachusetts trust company (in such capacity, the “ Original 1999 Trustee”), as trustee, for the holders of the Original 1999 Notes under the Original 1999 Indenture, pursuant to which the Original Issuers issued $150,000,000 of their 13% First Mortgage Notes due 2006 with Contingent Interest (as amended, supplemented, restated, exchanged, replaced or otherwise modified from time to time, collectively, the “Original 1999 Notes”). Original Issuers, and certain Guarantors that are signatory thereto entered into an Indenture dated as of June 15, 2001 (the “Original 2001 Indenture”) with State Street Bank and Trust Company, a Massachusetts trust company (in such capacity, the “ Original 2001 Trustee”), as trustee, for the holders of the Original 2001 Notes under the Original 2001 Indenture, pursuant to which the Original Issuers issued $39,000,000 of their 13% Senior Secured due 2006 with Contingent Interest (as amended, supplemented, restated, exchanged, replaced or otherwise modified from time to time, collectively, the “Original 2001 Notes”) The Original 1999 Notes and the Original 2001 Notes are collectively referred to as the “Original Notes”. The Original 1999 Indenture and the Original 2001 Indenture are collectively referred to as the “Original Indentures.”

B. To secure the Original Issuers’ obligations under the Original 1999 Indenture and the Original 1999 Notes, Original Debtor entered into, among other collateral grants, a Security Agreement (Partnership) (“Original 1999 Security Agreement”) dated as of August 10, 1999, pursuant to which Original Debtor granted to Original 1999 Trustee a security interest in the Collateral defined therein. The security interests granted under the Original 1999 Security Agreement were perfected by the following filed financing statements: UCC-1 Financing Statement filed in Bossier Parish, Louisiana on August 11, 1999 as Instrument No. 08-379426; UCC-1 Financing Statement filed in Caddo Parish, Louisiana on August 11, 1999 as Instrument No. 09-979144; UCC-1 Financing Statement filed in Caddo Parish, Louisiana on August 11, 1999 as Instrument No. 09-979145; UCC-1 Financing Statement filed in Caddo Parish, Louisiana on August 23, 1999 as Instrument No. 09-979691; UCC-1 Financing Statement filed

EXECUTION VERSION

with the Texas Secretary of State on August 18, 1999 as Instrument No. 99-167063; UCC-1 Financing Statement filed with the Texas Secretary of State on August 18, 1999 as Instrument No. 99-167064; UCC-1 Financing Statement filed with the Texas Secretary of State on August 18, 1999 as Instrument No. 99-167078 (collectively, the “Original 1999 Financing Statements”). Each of the Original Financing Statements was continued by timely filed continuation amendment or re-filed in Louisiana as an out of jurisdiction filing under UCC 9-706 and is in full force and effect.

C. To secure the Original Issuers’ obligations under the Original 2001 Indenture and the Original 2001 Notes, Original Debtor entered into, among other collateral grants, a Security Agreement (Partnership) (“Original 2001 Security Agreement”) dated as of June 15, 2001, pursuant to which Original Debtor granted to Original 2001 Trustee a security interest in the Collateral defined therein. The security interests granted under the Original 2001 Security Agreement were perfected by the following filed financing statements: UCC-1 Financing Statement filed in Bossier Parish, Louisiana on June 15, 2001 as Instrument No. 08-383176; UCC-1 Financing Statement filed in Caddo Parish, Louisiana on June 15, 2001 as Instrument No. 09-999334; UCC-1 Financing Statement filed in Caddo Parish, Louisiana on June 15, 2001 as Instrument No. 09-999336; UCC-1 Financing Statement filed with the Texas Secretary of State on June 15, 2001 as Instrument No. 01-00116416 (collectively, the “Original 2001 Financing Statements”). The Original 1999 Security Agreement and the Original 2001 Security Agreement are collectively referred to as the “Original Security Agreements”. The Original 1999 Financing Statements and the Original 2001 Financing Statements are collectively referred to as the “Original Financing Statements.”

D. On October 30, 2004, an order for relief was entered under Chapter 11 of the Bankruptcy Code against the Original Issuers and other related entities. Original Issuers’ administratively consolidated chapter 11 cases were heard in the United States Bankruptcy Court for the Western District of Louisiana, Shreveport Division (the “Bankruptcy Court”), as chapter 11 case no. 04-13259. On July 7, 2005, the Bankruptcy Court entered its order confirming the Joint Plan of Reorganization of the Original Issuers, HCS-Golf Course LLC and the Bondholder Committee Proposed July 6, 2005 (the “Confirmation Order”). Also on July 7, 2005, the Bankruptcy Court entered its supplemental order attaching the omitted Exhibit A to the Confirmation Order (the “Supplemental Order”).

E. Pursuant to the Confirmation Order, Debtor and Capital are authorized to execute an Amended and Restated Indenture and new Notes to evidence the allowed claims of the Holders of the Original Notes, and to amend, restate and consolidate into one the Original Security Agreements and other collateral documents executed and delivered in respect of the Original Notes and the Original Indentures. The Confirmation Order further provides that the liens and security interests created by the Original Security Agreements and perfected by the Original Financing Statements are and shall remain perfected first priority liens and security interests on all personal property of Debtor described in the Original Security Agreements and the Original Financing Statements, as the same may be amended, restated and consolidated into this Agreement pursuant to such Confirmation Order. The Confirmation Order further holds that the personal property of the Debtor and such first priority liens and security interests thereon pursuant to this Agreement are and shall remain free and clear of the terms of the Pari Passu Intercreditor Agreement and the FF&E Intercreditor Agreement, each dated as of June 15, 2001, each previously entered into by Original Trustee.

EXECUTION VERSION

F. In connection with the reorganization and pursuant to the Confirmation Order, Debtor’s general partners have entered into a Fourth Amended and Restated Joint Venture Agreement for Eldorado Casino Shreveport Joint Venture, dated as of July 21, 2005, pursuant to which Original Debtor changed its name to Eldorado Casino Shreveport Joint Venture.

G. Debtor and Capital (collectively, the “Issuers”), have entered into an Amended and Restated Indenture dated as of the date hereof (as may be amended, supplemented, restated or otherwise modified from time to time, the “Indenture”) with the Trustee, pursuant to which the Issuers will issue $140,000,000 in the aggregate principal amount of 10% First Mortgage Notes due 2012 (as the same may be amended, supplemented, restated, exchanged, replaced or otherwise modified from time to time, collectively, the “Notes”), to evidence the Holders’ allowed claims in respect of the Original Notes.

H. In connection with the Indenture and the Notes, Debtor is entering into this Agreement to collectively amend and restate the Original Security Agreements and to reaffirm, confirm and re-grant its prior grant of liens and security interests pursuant to this Agreement and the Confirmation Order.

I. Based on the foregoing premises, and in order to comply with the terms and conditions of the Indenture and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Debtor hereby agrees with Secured Party as follows:

ARTICLE I

DEFINITIONS

1.01 Definitions. When used herein, (a) the terms Account, Certificated Security, Chattel Paper, Commercial Tort Claims, Deposit Account, Document, Equipment, Financial Asset, Fixture, Goods, Instrument, Inventory, Investment Property, Letter of Credit, Letter of Credit Rights, Security, Security Entitlement, Supporting Obligations and Uncertificated Security have the respective meanings assigned thereto in the Code (as defined below); (b) capitalized terms which are not otherwise defined have the respective meanings assigned thereto in the Indenture; and (c) the following terms have the following meanings (such definitions to be applicable to both the singular and plural forms of such terms):

“Account Debtor” means the party who is obligated on or under any Account Receivable, Contract Right or General Intangible.

“Account Receivable” means any Account, including without limitation any right of Debtor to payment for goods sold or leased or for services rendered.

“Code” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided that, if by reason of mandatory provisions of law, the perfection or the effect of perfection or non-perfection of the security interests in any Collateral is governed by the

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Uniform Commercial Code as in effect in any jurisdiction other than the State of New York, “Code” means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or the effect of perfection or non-perfection.

“Collateral” means all property and rights of Debtor in which a security interest is granted hereunder.

“Collateral Documents” means this Agreement and all other Collateral Documents (as defined in the Indenture).

“Computer Hardware and Software” means all of Debtor’s rights (including rights as licensee and lessee) with respect to (i) computer and other electronic data processing hardware, including all integrated computer systems, central processing units, memory units, display terminals, printers, computer elements, card readers, tape drives, hard and soft disk drives, cables, electrical supply hardware, generators, power equalizers, accessories, peripheral devices and other related computer hardware; (ii) all software programs designed for use on the computers and electronic data processing hardware described in clause (i) above, including all operating system software, utilities and application programs in whatsoever form (source code and object code in magnetic tape, disk or hard copy format or any other listings whatsoever); (iii) any firmware associated with any of the foregoing; and (iv) any documentation for hardware, software and firmware described in clauses (i), (ii) and (iii) above, including flow charts, logic diagrams, manuals, specifications, training materials, charts and pseudo codes.

“Contract Rights” means any rights of Debtor (including, without limitation, all rights to payment) under each Contract.

“Contract(s)” means all contracts or other agreements between Debtor and one or more additional parties, including, without limitation, all of the material contracts described on Exhibit C attached hereto.

“Copyright Licenses” means all licenses, contracts or other agreements, whether written or oral, naming a Debtor as licensee or licensor and providing for the grant of any right to use or sell any works covered by any Copyright (including, without limitation, all Copyright Licenses set forth in Exhibit B hereto).

“Copyrights” means all domestic and foreign copyrights, whether registered or unregistered, including, without limitation, all copyright rights throughout the universe (whether now or hereafter arising) in any and all media (whether now or hereafter developed), in and to all original works of authorship fixed in any tangible medium of expression, acquired or used by Debtor (including, without limitation, all copyrights described in Exhibit B hereto), all applications, registrations and recordings thereof (including, without limitation, applications, registrations and recordings in the United States Copyright Office or in any similar office or agency of the United States or any other country or any political subdivision thereof), and all reissues, divisions, continuations, continuations in part and extensions or renewals thereof.

“Event of Default” has the meaning set forth in Section 7.01 hereof.

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“FF&E Collateral” or “FF&E” means all of Debtor’s furniture, fixtures and equipment, including, without limitation, that generally described on Part 1 of Schedule A attached hereto and more specifically described on Part 2 of Schedule A attached hereto (as may be supplemented, amended or modified from time to time), whether now or hereafter deemed to be (i) a movable, (ii) affixed to the immovable (real) property such that it may be deemed a component part of the immovable (real) property, or (iii) an appurtenance of the Vessel, in each case, under applicable Louisiana or federal law, or otherwise, and, in each such case, together with all substitutions therefor, replacements thereof and additions thereto, and all proceeds of and from any and all of the foregoing.

“General Intangibles” means all of Debtor’s “general intangibles” as defined in the Code and, in any event, includes (without limitation) all of Debtor’s trademarks and goodwill of the business relating thereto, trade names, patents, copyrights, trade secrets, customer lists, inventions, designs, software programs, mask works, registrations, licenses, franchises, tax refund claims, guarantee claims, security interests, rights to indemnification, payment intangibles, all contractual rights and obligations or indebtedness owing to Debtor from whatever source arising, all things in action, rights represented by judgments, claims arising out of tort and other claims relating to the Collateral (including the right to assert and otherwise be the proper party of interest to commence and prosecute actions), and all rights in respect of any pension plan or similar arrangement maintained for employees of Debtor.

“Intellectual Property” means all past, present and future: trade secrets and other proprietary information; Trademarks, service marks, business names, designs, logos, indicia and other source and/or business identifiers, and the goodwill of the business relating thereto and all registrations or applications for registrations which have heretofore been or may hereafter be issued thereon throughout the world; Copyrights (including copyrights for computer programs) and copyright registrations or applications for registrations which have heretofore been or may hereafter be issued throughout the world and all tangible property embodying the copyrights; unpatented inventions (whether or not patentable); patent applications and Patents; industrial designs, industrial design applications and registered industrial designs; Licenses; license agreements related to any of the foregoing and income therefrom; books, records, writings, computer tapes or disks, flow diagrams, specification sheets, source codes, object codes and other physical manifestations, embodiments or incorporations of any of the foregoing; the right to sue for all past, present and future infringements of any of the foregoing; and all common law and other rights throughout the world in and to all of the foregoing.

“Licenses” means, collectively, the Copyright Licenses, the Trademark Licenses and the Patent Licenses.

“Non-Tangible Collateral” means collectively, all of Debtor’s intangible personal property including, without limitation, all of Debtor’s Accounts Receivable, Contract Rights and General Intangibles.

“Obligations” means (i) the payment when due of indebtedness evidenced by the Notes in the aggregate principal sum of $140,000,000, interest (including post-petition interest) as set forth in the Indenture and the Notes, and premiums, penalties, and late charges thereon; (ii) all other indebtedness and other sums (including, without limitation, all reasonable expenses,

EXECUTION VERSION

attorneys’ fees, other fees, indemnifications, reimbursements, damages, other monetary liabilities, and other charges) and obligations that may or shall become due hereunder or under the Notes, the Indenture or the Collateral Documents; and (iii) any and all renewals, modifications, amendments, extensions for any period, supplements or restatements of any of the foregoing.

“Obligor” means any Person, other than Debtor, liable (whether directly or indirectly, primarily or secondarily) for the payment or performance of any of the Obligations whether as maker, co-maker, endorser, guarantor, accommodation party, general partner or otherwise.

“Patent Licenses” means all licenses, contracts or other agreements, whether written or oral, naming Debtor as licensee or licensor and providing for the grant of any right to manufacture, use or sell any invention covered by any Patent (including, without limitation, all Patent Licenses set forth in Exhibit B hereto).

“Patents” means all domestic and foreign letters patent, design patents, utility patents, industrial designs, inventions, trade secrets, ideas, concepts, methods, techniques, processes, proprietary information, technology, know-how, formulae, rights of publicity and other general intangibles of like nature, now existing or hereafter acquired (including, without limitation, all domestic and foreign letters patent, design patents, utility patents, industrial designs, inventions, trade secrets, ideas, concepts, methods, techniques, processes, proprietary information, technology, know-how and formulae described in Exhibit B hereto), all applications, registrations and recordings thereof (including, without limitation, applications, registrations and recordings in the United States Patent and Trademark Office, or in any similar office or agency of the United States or any other country or any political subdivision thereof), and all reissues, divisions, continuations, continuations in part and extensions or renewals thereof.

“Permitted Liens” means “Permitted Liens” as defined in Section 1.01 of the Indenture.

“Trademark Licenses” means all licenses, contracts or other agreements, whether written or oral, naming Debtor as licensor or licensee and providing for the grant of any right concerning any Trademark, together with any goodwill connected with and symbolized by any such trademark licenses, contracts or agreements and the right to prepare for sale or lease and sell or lease any and all Inventory now or hereafter owned by Debtor and now or hereafter covered by such licenses (including, without limitation, all Trademark Licenses described in Exhibit B hereto).

“Trademarks” means all domestic and foreign trademarks, service marks, collective marks, certification marks, trade names, business names, d/b/a’s, Internet domain names, trade styles, designs, logos and other source or business identifiers and all general intangibles of like nature, now or hereafter owned, adopted, acquired or used by Debtor (including, without limitation, all domestic and foreign trademarks, service marks, collective marks, certification marks, trade names, business names, d/b/a’s, Internet domain names, trade styles, designs, logos and other source or business identifiers described in Exhibit B hereto), all applications, registrations and recordings thereof (including, without limitation, applications, registrations and recordings in the United States Patent and Trademark Office or in any similar office or agency of the United States, any state thereof or any other country or any political subdivision thereof), and

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all reissues, extensions or renewals thereof, together with all goodwill of the business symbolized by such marks and all customer lists, formulae and other Records of Debtor relating to the distribution of products and services in connection with which any of such marks are used.

“Vessel” means any vessel owned by Debtor (including, without limitation, that certain riverboat owned by Debtor, Official No. 1099497), whether now owned or acquired or delivered to Debtor in the future, whether or not such Vessel is a vessel within the meaning of 46 U.S.C. (S) 31322(a), and all rights of the Debtor therein, including all equipment, parts and accessories, including, but not limited to, all of its boilers, engines, generators, air compressors, machinery, masts, spars, sails, riggings, boats, anchors, cables, chains, tackle, tools, pumps and pumping equipment, motors, apparel, furniture, computer equipment, electronic equipment used in connection with the operation of the Vessel and belonging to the Vessel, all machinery, equipment, engines, appliances and fixtures for generating or distributing air, water, heat, electricity, light, fuel or refrigeration, or for ventilating or sanitary purposes, fittings and equipment, supplies, spare parts, fuel, and all other appurtenances thereunto appertaining or belonging, whether now owned or hereafter acquired, whether or not on board said Vessel, and all extensions, additions, accessions, improvements, renewals, substitutions, and replacements hereafter made in or to said Vessel or any part thereof, or in or to any said appurtenances.

ARTICLE II

SECURITY INTEREST

2.01 Grant of Security Interest. As security for the prompt and complete payment and performance of the Obligations, Debtor reaffirms, regrants and confirms its prior grants to Secured Party under the Original Security Agreements, and hereby grants to Secured Party, in each case as collateral agent for the Holders of the Notes, a continuing security interest in, Lien upon, and right of set-off against the following, wherever located, whether now or hereafter existing or acquired, and the proceeds and profits thereof:

All of Debtor’s right, title and interest in, to and under the following:

(i) Accounts Receivable;

(ii) Certificated Securities;

(iii) Chattel Paper;

(iv) Computer Hardware and Software and all rights with respect thereto, including, any and all licenses, options, warranties, service contracts, program services, test rights, maintenance rights, support rights, improvement rights, renewal rights and indemnifications, and any substitutions, replacements, additions or model conversions of any of the foregoing;

(v) all Contracts, together with all Contract Rights arising thereunder;

(vi) Deposit Accounts;

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(vii) Documents;

(viii) Financial Assets;

(ix) General Intangibles;

(x) Goods (including all of its Equipment, Fixtures and Inventory) and all accessions, additions, attachments, improvements, substitutions and replacements thereto and therefor;

(xi) Instruments;

(xii) Intellectual Property, including without limitation all Copyrights, Patents and Trademarks, and all Licenses;

(xiii) Investment Property;

(xiv) Letters of Credit and Letter of Credit Rights;

(xv) money (of every jurisdiction whatsoever);

(xvi) Commercial Tort Claims and the proceeds of any litigation, arbitration or similar proceeding;

(xvii) Security Entitlements;

(xviii) Uncertificated Securities;

(xix) the FF&E, and all indemnities, warranties and guaranties payable by reason of loss or damage to or with respect to any FF&E;

(xx) Vessels;

(xxi) Supporting Obligations; and

(xxii) to the extent not included in the foregoing, all other personal property of any kind or description, wherever located and whenever acquired;

together with all books, records, writings, data bases, information and other property relating to, used or useful in connection with, or evidencing, embodying, incorporating or referring to any of the foregoing, and all proceeds, products, offspring, rents, issues, profits and returns of and from any of the foregoing; provided that to the extent that the provisions of any lease or license of Computer Hardware and Software or Intellectual Property expressly prohibit (which prohibition is enforceable under applicable law) the grant of a security interest therein, Debtor’s rights in such lease or license shall be excluded from the foregoing grant for so long as such prohibition continues, it being understood that upon request of the Trustee, Debtor will in good faith use reasonable efforts to obtain consent for the creation of a security interest in favor of the Trustee in Debtor’s rights under such lease or license.

EXECUTION VERSION

Notwithstanding the foregoing provisions of this Section 2.01, such grant of security interest shall not extend to, and the term “Collateral” shall not include any of the foregoing property that is, pursuant to mandatory provisions of applicable law, prohibited from being pledged as security; provided that, with respect to this clause, upon the termination of such prohibitions for any reason whatsoever or in the event such prohibitions are or become unenforceable under applicable law, such foregoing property shall automatically become Collateral hereunder and, provided further, that upon request of the Trustee, Debtor will in good faith use reasonable efforts to obtain consent for the creation of a security interest in favor of the Trustee in Debtor’s rights under such lease or license. Notwithstanding the foregoing, so long as no Event of Default shall have occurred and be continuing, all dividends, distributions, interest and principal payments, cash, instruments, and other property and proceeds made upon or with respect to or of the Collateral may be used by Debtor subject to the terms and conditions of the Indenture. Upon the occurrence and during the continuance of an Event of Default, all rights of Debtor to receive all such dividends, distributions, interest and principal payments, cash, instruments and other property and proceeds shall cease, and such dividends, distributions, interest and principal payments, cash, instruments and other property and proceeds shall be paid or otherwise delivered to Secured Party. It is expressly contemplated that additional property may from time to time be pledged, assigned or granted to Secured Party as additional security for the Obligations, and the term “Collateral” as used herein shall be deemed for all purposes hereof to include all such additional property, together with all other property of the types described above related thereto. Debtor agrees that Secured Party is acting as collateral agent for the Holders of the Notes.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

In order to induce Secured Party to accept this Agreement, Debtor represents and warrants to Secured Party (which representations and warranties will survive the creation and payment of the Obligations) that:

3.01 Ownership of Collateral; Absence of Encumbrances and Restrictions. After giving effect to the use of the proceeds of the Notes, Debtor is, and in the case of property acquired after the date hereof, will be, the sole legal and beneficial owner of the Collateral (including, without limitation, the FF&E) holding good and indefeasible title to the same, free and clear of all Liens except for Permitted Liens and Debtor has full right, power and authority to assign and grant a security interest in the Collateral to Secured Party.

3.02 No Required Consent. Except for such authorizations, consents or approvals previously obtained and in effect, no authorization, consent, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body (other than the filing of financing statements and the other documents required to perfect or maintain the perfection of the Liens granted hereby) is required for (i) the due execution, delivery and performance by Debtor of this Agreement, (ii) the grant by Debtor of the security interest granted by this Agreement, (iii) the perfection of such security interest or (iv) the exercise by Secured Party of its rights and remedies under this Agreement, except as may be required by applicable gaming laws or in connection with the disposition of Collateral or by federal or state securities laws or antitrust laws.

EXECUTION VERSION

3.03 Security Interest. After giving effect to the use of proceeds of the Notes, the confirmation and grant of the security interest in and Lien on the Collateral pursuant to this Agreement continues and creates a valid and continuing security interest in and Lien on the Collateral, enforceable against Debtor, and, upon the filing of financing statements attached hereto as Exhibit D in the filing office for the locations of the Collateral and the Debtor that is listed on Exhibit A hereof, the security interests granted hereby which can be perfected by the filing of financing statements will be perfected, prior to all other Liens except Permitted Liens, enforceable against third parties and securing payment of the Obligations. In this regard, Secured Party is acting as collateral agent for the Holders of the Notes.

3.04 No Filings By Third Parties. After giving effect to the use of proceeds of the Notes, and other than any financing statement or other public notice or recording naming Secured Party as Secured Party therein or financing statements with respect to Permitted Liens, no financing statement or other public notice or recording covering the Collateral is on file in any public office and Debtor has not signed any document or agreement authorizing the filing of any such financing statement or other public notice or recording so long as any of the Obligations are outstanding.

3.05 Name; No Name Changes. The name of the Debtor set forth on Exhibit A hereto is the true and correct legal name of the Debtor, and, except as described on Exhibit A hereto, Debtor has not, during the preceding five (5) years, entered into any contract, agreement, security instrument or other document using a name other than, or been known by or otherwise used any name other than, the name used by Debtor herein.

3.06 Location of Debtor and Collateral; Intellectual Property. Debtor’s chief executive office, principal place of business and the locations of Debtor’s records concerning the Collateral are set forth on Exhibit A hereto. Any Collateral not at such location(s) nevertheless remains subject to Secured Party’s security interest. Except as disclosed on Exhibit A hereto, all tangible Collateral of Debtor are located at the locations set forth on Exhibit A hereto. Exhibit B hereto contains a true, correct and complete listing of all of Debtor’s Intellectual Property which has been registered or for which applications for registration are pending. Debtor has delivered to the Trustee complete and correct copies of each material License described in Exhibit B hereto, including all schedules and exhibits thereto, which represents all of the Licenses existing on the date of this Agreement. Each such License sets forth the entire agreement and understanding of the parties thereto relating to the subject matter thereof, and there are no other agreements, arrangements or understandings, written or oral, relating to the matters covered thereby or the rights of Debtor or any of its Affiliates in respect thereof. Each material License now existing is, and each other material License will be, the legal, valid and binding obligation of the parties thereto, enforceable against such parties in accordance with its terms. No default under any material License by any such party has occurred, nor does any defense, offset, deduction or counterclaim exist thereunder in favor of any such party. The Debtor owns and controls, or otherwise possesses adequate rights to use, all Trademarks, Patents and Copyrights, which are the only trademarks, patents, copyrights, inventions, trade secrets, proprietary information and technology, know-how, formulae, rights of publicity necessary to conduct its business in

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substantially the same manner as conducted as of the date hereof. Except as set forth in Exhibit B, no such material Intellectual Property is the subject of any licensing or franchising agreement. Debtor has no knowledge of any conflict with the rights of others to any material Intellectual Property, and, to the best knowledge of Debtor, Debtor is not now infringing or in conflict with any such rights of others in any material respect and, to the best knowledge of Debtor, no other Person is now infringing or in conflict in any material respect with any such properties, assets and rights owned or used by Debtor, except in each case, where such infringement or conflict could not reasonably be expected to have a material adverse effect.

3.07 Collateral. All statements or other information provided by Debtor to Secured Party describing or with respect to the Collateral is (or, in the case of subsequently furnished information, will be when provided) correct and complete in all material respects. The delivery at any time by Debtor to Secured Party of additional descriptions of Collateral shall constitute a representation and warranty by Debtor to Secured Party hereunder that the representations and warranties of this Article 3 are correct in all material respects insofar as they would pertain to such Collateral or the descriptions thereof, except as indicated therein.

3.08 Title Documents. All FF&E Collateral subject to applicable certificate of title statutes are covered by effective certificates of title (the “Certificates of Title”).

3.09 Taxpayer and Organizational Identification Number. The federal taxpayer identification number and Louisiana organizational identification number, if any, of Debtor are set forth on Exhibit A hereto.

ARTICLE IV

COVENANTS AND AGREEMENTS

Debtor will at all times comply with the covenants and agreements contained in this Article 4, from the date hereof and for so long as any part of the Obligations are outstanding.

4.01 Change in Location of Collateral or Debtor. Except with respect to Collateral under repair or temporarily in transit between locations (and in any such case, for a period not to exceed four (4) months), Debtor will not change the location of the Collateral (except for (a) Collateral held by the Trustee, (b) motor vehicles and rolling stock, and (c) Collateral temporarily in transit between locations) to any state, county or other jurisdiction in which Secured Party has not already filed a financing statement or taken other necessary steps to perfect or maintain its security interests in the Collateral without Secured Party’s prior written consent and the delivery of such new financing statements or other documentation as may be reasonably necessary or required by Secured Party to ensure the continued perfection and priority of its security interest in the Collateral. Debtor will not change the location of Debtor’s chief executive office, principal place of business or the locations of Debtor’s records concerning the Collateral unless Debtor shall have given Secured Party at least thirty (30) days prior written notice thereof and shall have delivered to Secured Party such new financing statements or other documentation as may be reasonably necessary or required by Secured Party to ensure the continued perfection and priority of its security interest in the Collateral.

EXECUTION VERSION

4.02 Change in Debtor’s Name or Corporate Structure. Debtor will not change its name, identity, state of organization, or corporate structure (including, without limitation, any merger, consolidation or sale of substantially all of its assets) unless Debtor shall have given Secured Party at least thirty (30) days prior written notice thereof and shall have delivered to Secured Party such new financing statements or other documentation as may be reasonably necessary or required by Secured Party to ensure the continued perfection and priority of its security interest in the Collateral. Notwithstanding the forgoing, Debtor may complete all of the corporate transactions contemplated under the Confirmation Order or Plan of Reorganization to be completed on or before the Investor Closing Date defined in the Plan of Reorganization. In particular, and without limiting the forgoing, the partnership shares of HCS I, Inc. and HCS II, Inc. in Debtor may be cancelled and partnership shares may be issued to Eldorado Shreveport #1 LLC, Eldorado Shreveport #2 LLC and [Newco Noteholder], with Eldorado Shreveport #1 LLC, Eldorado Shreveport #2 LLC being the sole voting partners of Debtor, all as provided for in and pursuant to the Plan of Reorganization and the Confirmation Order.

4.03 Documents; Collateral in Possession of Third Parties. If Certificates of Title or other documents evidencing ownership or possession of the Collateral are issued or outstanding, Debtor will, after the occurrence and during the continuance of an Event of Default and upon the request of Secured Party, cause the interest of Secured Party to be properly noted thereon and will, forthwith upon receipt, deliver same to Secured Party. If any material portion of the Collateral is at any time in the possession or control of any warehouseman, bailee, agent or independent contractor, Debtor shall notify such Person of Secured Party’s security interest in such Collateral. Upon Secured Party’s request, Debtor shall instruct any such Person to hold all such Collateral for Secured Party’s account subject to Debtor’s instructions, or, if an Event of Default shall have occurred, subject to Secured Party’s instructions. Within 60 days after written request of Secured Party, Certificates of Title on all Collateral that is subject to a Certificate of Title (other than such Collateral that is subject to a Permitted Lien) shall be reissued to identify Secured Party’s security interest therein and delivered to Secured Party. With respect to any Collateral covered by one or more Certificates of Title or other documents of title evidencing ownership or possession thereof, each of such Certificates of Title or documents of title shall, after the occurrence and during the continuance of an Event of Default and upon the request of Secured Party, be delivered to Secured Party (provided that all Certificates of Title and documents of title referred to in Article 2 hereof shall be subject to the security interest created by this Agreement irrespective of whether or not such delivery shall have been made).

4.04 Delivery of Letters of Credit and Instruments. After the occurrence and during the continuance of an Event of Default and upon the request of Secured Party, Debtor will deliver each letter of credit, if any, included in the Collateral to Secured Party, in each case forthwith upon receipt by or for the account of Debtor. After the occurrence and during the continuance of an Event of Default and upon the request of Secured Party, if any Non-Tangible Collateral becomes evidenced by a promissory note, trade acceptance or any other instrument for the payment of money (other than checks or drafts in payment of Non-Tangible Collateral collected by Debtor in the ordinary course of business prior to notification by Secured Party under Section 7.02(g)), Debtor will immediately deliver such instrument to Secured Party appropriately endorsed without reservation and, regardless of the form of presentment, demand, notice of dishonor, protest and notice of protest with respect thereto, Debtor will remain liable thereon as an endorser until such instrument is paid in full.

EXECUTION VERSION

4.05 Sale, Disposition or Encumbrance of Collateral. Except for Permitted Liens and as otherwise expressly permitted pursuant to the provisions of the Indenture and Article 5 of this Agreement or with Secured Party’s prior written consent, Debtor will not in any way encumber any of the Collateral (or permit or suffer any of the Collateral to be encumbered) or sell, assign, substitute, replace, lend, rent, lease or otherwise dispose of or transfer any of the Collateral to or in favor of any Person other than Secured Party. For avoidance of doubt, to the extent not prohibited by the Indenture, Debtor may sell inventory in the ordinary course of business and may dispose of equipment which is obsolete or in disrepair, in each case in the ordinary course of Debtor’s business.

4.06 Records and Information. Debtor shall keep accurate and complete records of the Collateral (including proceeds). Secured Party may at any time upon reasonable prior notice have access during normal business hours to examine, audit, make extracts from and inspect without hindrance or delay Debtor’s records, files and the Collateral. Debtor will promptly provide written notice to Secured Party of all information which in any way relates to or affects the filing of any financing statement or other public notices or recordings, or the delivery and possession of items of Collateral, for the purpose of perfecting a security interest in the Collateral. Debtor will also promptly furnish such information as Secured Party may from time to time reasonably request regarding the Collateral or Secured Party’s rights or remedies with respect thereto.

4.07 Reimbursement of Expenses. Debtor hereby assumes all liability for the Collateral, the security interests created hereunder and any use, possession, maintenance, management, enforcement or collection of any or all of the Collateral. Debtor agrees to indemnify and hold Secured Party harmless from and against and covenants to defend Secured Party against any and all losses, damages, claims, costs, penalties, liabilities and reasonable expenses, including, without limitation, court costs and reasonable attorneys’ fees, incurred because of, incident to, or with respect to the Collateral (including, without limitation, any use, possession, maintenance or management thereof, or any injuries to or deaths of Persons or damage to property, except to the extent caused by the gross negligence or willful misconduct of Secured Party). All amounts for which Debtor is liable pursuant to this Section 4.07 shall be due and payable by Debtor to Secured Party upon demand. If Debtor fails to make such payment upon demand (or if demand is not made due to an injunction or stay arising from bankruptcy or other proceedings) and Secured Party pays such amount, the same shall be due and payable by Debtor to Secured Party, plus interest thereon from the date of Secured Party’s demand (or from the date of Secured Party’s payment if demand is not made due to such proceedings) at the interest rate applicable to overdue principal as provided in the Notes.

4.08 Further Assurances. Upon the request of Secured Party, Debtor shall (at Debtor’s expense) execute and deliver all such assignments, certificates, financing statements or other documents and give further assurances and do all other acts and things as Secured Party may reasonably request to perfect Secured Party’s interest in the Collateral or to protect, enforce or otherwise effect Secured Party’s rights and remedies hereunder.

4.09 Inventory. Debtor may use the Inventory in any lawful manner not inconsistent with this Agreement and the Indenture and with the terms of insurance thereon.

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4.10 Use, Possession and Control of Collateral. Debtor will not use any Collateral in violation in any material respect of any law, statute, ordinance, regulation or administrative order, or suffer it to be so used. Debtor shall procure and maintain in effect all material licenses, registrations, certificates, permits, approvals and consents required of it by applicable law or any governmental authority in connection with the ownership, delivery, installation, use and/or operation of the Collateral (including, without limitation, the FF&E). The Collateral will at all times be and remain in the possession and control of Debtor, subject, however, to Section 4.01 and Article 5 of this Agreement.

4.11 Collateral Attached to Other Property. In the event that the Collateral may be considered attached or affixed to any immovable (real) property or may be considered an appurtenance of the Vessel, Debtor hereby agrees that this Agreement may be filed for record in any appropriate records as a financing statement which is a fixture filing, and the interests granted herein may be further perfected by the filing of a mortgage and a ship mortgage (as contemplated by the Indenture). In connection therewith, Debtor will take whatever action is required by Section 4.08. If Debtor is not the record owner of such immovable (real) property, Debtor will provide Secured Party with any additional security agreements or financing statements necessary for the perfection of Secured Party’s security interest in the Collateral. If the Collateral is wholly or partly affixed to the immovable (real) property or installed in or affixed to other goods, Debtor will, on demand of Secured Party, use its commercially reasonable efforts to furnish Secured Party with landlord’s waivers, signed by all Persons having an interest in the immovable (real) property or other goods to which the Collateral may have become affixed, permitting Secured Party to have access to the Collateral at all reasonable times and granting Secured Party a reasonable period of time in which to remove the Collateral after the occurrence and during the continuance of an Event of Default.

4.12 Intellectual Property. Debtor will, at its expense, promptly deliver to Secured Party a copy of each notice or other communication received by it by which any other party to any material License referred to in Exhibit B hereto purports to exercise any of its rights or affect any of its obligations thereunder, together with a copy of any reply by Debtor thereto. Debtor will exercise promptly and diligently each and every right which it may have under each material License (other than any right of termination) and will duly perform and observe in all respects all of its obligations under each material License and will take all action necessary to maintain the material Licenses in full force and effect unless the same are no longer used or useful in Debtor’s business, provided that nothing set forth herein shall be construed to permit a change of business practice or trade dress that otherwise requires consent hereunder or under the Indenture. Debtor will not, cancel, terminate, amend or otherwise modify in any respect, or waive any provision of, any License unless the same is no longer used or useful in the conduct of Debtor’s business. If applicable, Debtor has duly executed and delivered an applicable short form security agreement in the form provided to Debtor by Secured Party. Debtor (either itself or through licensees) will, and will cause each licensee thereof to, take all action necessary to maintain all of the Intellectual Property in full force and effect, including, without limitation, using the proper statutory notices and markings and using the Trademarks on each applicable trademark class of goods in order to so maintain the Trademarks in full force, free from any claim of abandonment for non-use, and Debtor will not (nor permit any licensee thereof to) do any act or knowingly omit to do any act whereby any Intellectual Property may become invalidated; provided, however, that Debtor will not have an obligation to use or to maintain any Intellectual Property (A) that relates solely to any

EXECUTION VERSION

product or work, that has been, or is in the process of being, discontinued, abandoned or terminated, (B) that is being replaced with Intellectual Property substantially similar to the Intellectual Property that may be abandoned or otherwise become invalid, so long as the failure to use or maintain such Intellectual Property does not materially adversely affect the validity of such replacement Intellectual Property and so long as such replacement Intellectual Property is subject to the Lien created by this Agreement, (C) that is substantially the same as another Intellectual Property that is in full force, so long the failure to use or maintain such Intellectual Property does not materially adversely affect the validity of such replacement Intellectual Property and so long as such other Intellectual Property is subject to the Lien and security interest created by this Agreement, or (D) this is no longer used or useful in Debtor’s business. Debtor consents that it will not enter into any agreement with respect to any Intellectual Property that is inconsistent with Debtor’s obligations hereunder. Debtor will cause to be taken all necessary steps in any proceeding before the United States Patent and Trademark Office and the United States Copyright Office or any similar office or agency in any other country or political subdivision thereof to maintain each registration of the Intellectual Property (other than the Intellectual Property described in the proviso to the immediately preceding sentence), including, without limitation, filing of renewals, affidavits of use, affidavits of incontestability and opposition, interference and cancellation proceedings and payment of maintenance fees, filing fees, taxes or other governmental fees. If any Intellectual Property is infringed, misappropriated, diluted or otherwise violated in any material respect by a third party, the Debtor shall (x) upon obtaining knowledge of such infringement, misappropriation, dilution or other violation, promptly notify Secured Party and (y) to the extent the Debtor shall deem appropriate under the circumstances, promptly sue for infringement, misappropriation, dilution or other violation, seek injunctive relief where appropriate and recover any and all damages for such infringement, misappropriation, dilution or other violation, or take such other actions as the Debtor shall deem appropriate under the circumstances to protect such Intellectual Property. Debtor shall promptly after creation or consummation thereof furnish to Secured Party statements and schedules identifying and describing Intellectual Property and Licenses that are created or entered into after the date of this Agreement, and such other reports in connection with the Intellectual Property and Licenses as Secured Party may request, all in reasonable detail. Following receipt by Secured Party of any such statements, schedules or reports, the Debtor shall modify this Agreement by amending Exhibit B hereto to include any Intellectual Property or License, as the case may be, which becomes part of the Collateral under this Agreement, and shall execute and authenticate such documents and do such acts as shall be necessary or, in the reasonable judgment of Secured Party, desirable to subject such Intellectual Property and Licenses to the Lien and security interest created by this Agreement. Notwithstanding anything herein to the contrary, upon the occurrence and during the continuance of an Event of Default, no Debtor may abandon or otherwise permit any Intellectual Property to become invalid without the prior written consent of Secured Party, and if any Intellectual Property is infringed, misappropriated, diluted or otherwise violated in any material respect by a third party, the Debtor will take such action as Secured Party shall reasonably deem appropriate under the circumstances to protect such Intellectual Property. In no event shall Debtor, either itself or through any agent, employee, licensee or designee, file an application for the registration of any Trademark or Copyright or the issuance of any Patent with the United States Patent and Trademark Office or the United States Copyright Office, as applicable, or in any similar office or agency of the United States or any country or any political subdivision thereof, unless it gives Secured Party prior or concurrent written notice thereof. Upon request of Secured Party, Debtor shall execute,

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authenticate and deliver any and all assignments, agreements, instruments, documents and papers as Secured Party may reasonably request to evidence Secured Party’s security interest hereunder in such Intellectual Property and the General Intangibles of Debtor relating thereto or represented thereby, and Debtor hereby appoints Secured Party its attorney-in-fact to execute and/or authenticate and file all such writings for the foregoing purposes, all acts of such attorney being hereby ratified and confirmed, and such power (being coupled with an interest) shall be irrevocable until the repayment of all of the Obligations in full and in immediately available U.S. Dollars.

4.13 Deposit Accounts. Prior to the date hereof, Debtor shall cause each bank and other financial institution at which Debtor has a Deposit Account hereto to execute and deliver to Secured Party a control agreement, in form and substance reasonably satisfactory to Secured Party, duly executed by Debtor and such bank or financial institution, or enter into other arrangements in form and substance satisfactory to Secured Party, pursuant to which such institution shall irrevocably agree, inter alia, that (i) it will comply at any time with the instructions originated by Secured Party to such bank or financial institution directing the disposition of cash, Securities, Investment Property and other items from time to time credited to such account, without further consent of Debtor, which instructions Secured Party will not give to such bank or other financial institution in the absence of a continuing Event of Default, (ii) all cash, Securities, Investment Property and other items of Debtor deposited with such institution shall be subject to a perfected security interest in favor of Secured Party for the benefit of the Holders, and (iii) upon receipt of written notice from Secured Party during the continuance of an Event of Default, such bank or financial institution shall immediately send to Secured Party by wire transfer (to such account as Secured Party shall specify, or in such other manner as Secured Party shall direct) all such cash, Securities, Investment Property and other items held by it. Without the prior written consent of Secured Party, Debtor will not make or maintain any Deposit Account, Commodity Account or Security Account except for the accounts identified to Secured Party in writing. The provisions of this paragraph shall not apply to Deposit Accounts specially and exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of Debtor’s salaried employees.

ARTICLE V

MAINTENANCE AND REPAIR; ALTERATION AND ADDITIONS

With respect to the FF&E Collateral, Debtor covenants and agrees:

5.01 Maintenance and Repair; Compliance with Law.

(a) Debtor, at its own expense, shall at all times maintain the FF&E in good and safe order, operating condition and repair (ordinary wear and tear excepted), substantially in conformance with the maintenance and repair standards and procedures as are set forth in the manufacturer’s manuals pertaining to same (and in any event to at least as high a standard of maintenance and repair as Debtor and/or its Affiliates observe with respect to similar equipment owned or leased by Debtor or any such Affiliate) and as otherwise required to enforce claims against each vendor or manufacturer of each item of FF&E and in compliance in all material respects with applicable laws and the standards imposed by insurance policies required to be maintained under the Indenture and this Agreement with respect to the FF&E.

EXECUTION VERSION

(b) In addition, Debtor shall make all necessary or appropriate repairs, replacements, substitutions and modifications in respect of the FF&E (or any component thereof) which may be required to keep the FF&E in the condition required above.

5.02 Alterations.

(a) If any item of FF&E or individual component thereof is required to be altered, added to, replaced, improved or modified in order to comply with applicable laws (a “Required Alteration”), Debtor shall diligently proceed to make such Required Alterations at its own expense.

(b) Debtor, at its own expense, may make any alteration, addition, replacement, improvement or modification to any item of FF&E (a “Permitted Alteration”), or remove any part that becomes worn out, broken or obsolete, if Debtor continues to be in compliance with Section 5.01 above and such action, when completed, will be of such character as not to materially adversely affect (i) the current fair market value of the item of FF&E, (ii) the originally anticipated use or function thereof, as applicable, and (iii) the originally anticipated residual value of the item of FF&E.

(c) All Alterations shall be completed in a commercially reasonable manner and shall not, when completed, violate the terms of any restriction, easement, servitude, condition, covenant or other matter affecting the FF&E.

(d) Secured Party is not responsible for confirming that Alterations were made in conformity with the requirements of this Section 5.02.

5.03 Replacement and Substitution. Debtor may replace an item or items of FF&E with a replacement item or items of furniture, fixtures or equipment that meets the suitability standards set forth in the last sentence of this Section 5.03. To the extent Debtor desires to replace any one item of FF&E with a fair market value of $10,000 or more (or in the case of slot machines, $5,000 or more), individually, or multiple items of FF&E with a fair market value of $75,000 or more, in the aggregate, in one transaction or a series of related transactions conducted within a one year period, Debtor must deliver (i) a replacement notice to Secured Party at least fifteen (15) days prior to the date of the proposed substitution (or where a series of transactions is contemplated, the first such transaction), (ii) an Officers’ Certificate certifying that the replacement items meet the suitability standard set forth below, and (iii) an amended Schedule A reflecting in sufficient detail the specific items of replacement FF&E. Upon a permitted replacement of FF&E pursuant to this Section 5.03, Trustee, upon Debtor’s request, shall execute and deliver to Debtor any necessary amendments, modifications or terminations to the UCC Financing Statements, Fixture Filings, and other recordings and/or filings made to perfect the interest granted to Secured Party under this Agreement that may be required to release the replaced item from the terms of this Agreement, all at Debtor’s expense. Debtor shall own all replacement items of FF&E, and title thereto shall be vested in Debtor upon such permitted replacement. Debtor shall record and/or file any and all UCC Financing Statements, Fixture

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Filings or other documents (including any modifications or amendments to same) necessary to perfect Secured Party’s Lien on such replacement item or items. Upon such permitted replacement, Schedule A attached hereto shall be promptly amended to reflect such replacement. To be suitable as a replacement, such replacement item or items of furniture, fixtures or equipment must (i) be within one of the general categories described on Part 1 of Schedule A hereto and used or useful in the business of the Debtor, (ii) have substantially equivalent value to Debtor, in Debtor’s reasonable business judgment, as the value to Debtor of the item or items of FF&E being replaced, and (iii) be free and clear of all Liens other than Permitted Liens (as such definition applies to FF&E).

5.04 Maintenance and Repair Reports. Debtor shall keep maintenance and repair reports as are customary for owners or operators of casinos, to indicate the nature and date of major work done to (or that affects) the FF&E. Such reports shall be kept on file by Debtor at its offices during the term of the Indenture, and shall be made available to Secured Party upon reasonable request.

ARTICLE VI

RIGHTS, DUTIES AND POWERS OF SECURED PARTY

Secured Party shall have the following rights, duties and powers:

6.01 Discharge Encumbrances. After the occurrence and during the continuance of an Event of Default, Secured Party may, at its option, discharge any taxes, Liens, security interests or other encumbrances at any time levied or placed on the Collateral, and may pay for insurance on the Collateral to the extent required by this Agreement or the Indenture and not obtained by Debtor. Debtor agrees to reimburse Secured Party upon demand for any payment so made, plus interest thereon from the date of Secured Party’s demand at the interest rate applicable to overdue principal as provided in the Notes.

6.02 Licenses and Rights to Use Collateral. After the occurrence and during the continuance of an Event of Default, in connection with any transfer or sale (to Secured Party or any other Person) of the Collateral, Secured Party is hereby granted a transferable license or other right to use, without any charge, any of Debtor’s Intellectual Property in completing production, advertising or selling such Collateral except any of the foregoing property which is expressly prohibited by its terms from being assigned or licensed. After the occurrence and during the continuance of an Event of Default, Debtor’s rights under all licenses and franchise agreements shall inure to the benefit of Secured Party and any transferee of all or any part of the Collateral.

6.03 Cumulative and Other Rights. The rights, powers and remedies of Secured Party hereunder are in addition to all rights, powers and remedies given by law or in equity. The exercise by Secured Party of any one or more of the rights, powers and remedies herein shall not be construed as a waiver of any other rights, powers and remedies, including, without limitation, any other rights of set-off (which set-off rights may be exercised only after the occurrence and during the continuance of an Event of Default). If any of the Obligations are given in renewal, extension for any period or rearrangement, or applied toward the payment of debt secured by any

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Lien, Secured Party shall be, and is hereby, subrogated to all the rights, titles, interests and liens securing the debt so renewed, extended, rearranged or paid. This Agreement is one of the Collateral Documents referred to in the Indenture, and all provisions of the Indenture that apply to Collateral Documents generally shall apply to this Agreement as if set forth herein at length.

6.04 Disclaimer of Certain Duties.

(a) The powers conferred upon Secured Party by this Agreement are to protect its interest in the Collateral and shall not impose any duty upon Secured Party to exercise any such powers. Debtor hereby agrees that Secured Party shall not be liable for, nor shall the indebtedness evidenced by the Obligations be diminished by, Secured Party’s delay or failure to collect upon, foreclose, sell, take possession of or otherwise obtain value for the Collateral. Nothing herein shall affect any obligation of Secured Party to the Holders under the Indenture or under applicable law.

(b) Except as may be required by the Indenture, and to the fullest extent permitted by applicable law, Secured Party shall be under no duty whatsoever to make or give any presentment, notice of dishonor, protest, demand for performance, notice of non-performance, notice of intent to accelerate, notice of acceleration, or other notice or demand in connection with any Collateral or the Obligations, or to take any steps reasonably necessary to preserve any rights against any Obligor, Account Debtor or other Person. Debtor waives any right of marshaling in respect of any and all Collateral, and waives any right to require Secured Party to proceed against any Obligor, Account Debtor or other Person, exhaust any Collateral or enforce any other remedy which Secured Party now has or may hereafter have against any Obligor or other Person.

6.05 Modification of Obligations; Other Security. Except as specifically provided for in the Indenture, Debtor waives (i) any and all notice of acceptance, creation, modification, rearrangement, renewal or extension for any period of any instrument executed by any Obligor in connection with the Obligations and (ii) any defense of any Obligor by reason of disability, lack of authorization, cessation of the liability of any Obligor or for any other reason. Debtor authorizes Secured Party, without notice or demand and without any reservation of rights against Debtor and without affecting Debtor’s liability hereunder or on the Obligations, from time to time to (x) after the occurrence and during the continuance of an Event of Default and after the acceleration of the Notes, apply the Collateral in the manner permitted by this Agreement or Indenture and (y) after the occurrence and during the continuance of an Event of Default and after the acceleration of the Notes, renew, extend for any period, accelerate, amend or modify, supplement, enforce, compromise, settle, waive or release the obligations of any Obligor or any instrument or agreement of such other Person with respect to any or all of the Obligations or Collateral.

ARTICLE VII

EVENTS OF DEFAULT

7.01 Events of Default. It shall constitute an Event of Default under this Agreement if an Event of Default occurs and is continuing under the Indenture.

EXECUTION VERSION

7.02 Remedies. Upon the occurrence and during the continuance of an Event of Default, Secured Party may (with no obligation to do so) take any or all of the following actions without notice (except where expressly required below or in the Indenture) or demand to Debtor:

(a) Take possession of the Collateral, or at Secured Party’s request Debtor shall, at Debtor’s cost, assemble the Collateral and make it available at a location to be specified by Secured Party which is reasonably convenient to Debtor and Secured Party. In any event, Debtor shall bear the risk of accidental loss or damage to or diminution in value of the Collateral, and Secured Party shall have no liability whatsoever for failure to obtain or maintain insurance, nor to determine whether any insurance ever in force is adequate as to amount or as to risk insured.

(b) Sell, in one or more sales and in one or more parcels, or otherwise dispose of any or all of the Collateral in its then condition or in any other commercially reasonable manner as Secured Party may elect, in a public or private transaction, at any location as deemed reasonable by Secured Party (including, without limitation, Debtor’s premises), for cash at such price as Secured Party may deem fair, and (unless prohibited by the Code, as adopted in any applicable jurisdiction) Secured Party may be the purchaser of any or all Collateral so sold and may apply upon the purchase price therefor any Obligations secured hereby. Any such sale or transfer by Secured Party either to itself or to any other Person shall be absolutely free from any claim of right by Debtor, including any equity or right of redemption, stay or appraisal which Debtor has or may have under any rule of law, regulation or statute now existing or hereafter adopted. Upon any such sale or transfer, Secured Party shall have the right to deliver, assign and transfer to the purchaser or transferee thereof the Collateral so sold or transferred. It shall not be necessary that the Collateral or any part thereof be present at the location of any such sale or transfer. Secured Party may, at its discretion, provide for a public sale, and any such public sale shall be held at such time or times within ordinary business hours and at such place or places as Secured Party may fix in the notice of such sale. Secured Party shall not be obligated to make any sale pursuant to any such notice. Secured Party may, without notice or publication, adjourn any public or private sale by announcement at any time and place fixed for such sale, and such sale may be made at any time or place to which the same may be so adjourned. In the event any sale or transfer hereunder is not completed or is defective in the opinion of Secured Party, such sale or transfer shall not exhaust the rights of Secured Party hereunder, and Secured Party shall have the right to cause one or more subsequent sales or transfers to be made hereunder. If only part of the Collateral is sold or transferred such that the Obligations remain outstanding (in whole or in part), Secured Party’s rights and remedies hereunder shall not be exhausted, waived or modified, and Secured Party is specifically empowered to make one or more successive sales or transfers until all the Collateral shall be sold or transferred and all the Obligations are paid. In the event that Secured Party elects not to sell the Collateral, Secured Party retains its rights to lease or otherwise dispose of or utilize the Collateral or any part or parts thereof in any manner authorized or permitted by law or in equity, and to apply the proceeds of the same towards payment of the Obligations. Each and every method of disposition of the Collateral described in this subsection or in subsection (e) shall constitute disposition in a commercially reasonable manner.

(c) Take possession of all books and records of Debtor pertaining to the Collateral. Secured Party shall have the authority to enter upon any real property or improvements thereon in order to obtain any such books or records, or any Collateral located thereon, and remove the same therefrom without liability.

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(d) Apply proceeds of the disposition of the Collateral to the Obligations in any manner elected by Secured Party and permitted by the Code or otherwise permitted by law or in equity and in accordance with the provisions of the Indenture. Such application may include, without limitation, the reasonable expenses of retaking, holding, preparing for sale or other disposition, and the reasonable attorneys’ fees and legal expenses incurred by Secured Party.

(e) Appoint any Person as agent to perform any act or acts necessary or incident to any sale or transfer by Secured Party of the Collateral. Additionally, any sale or transfer hereunder may be conducted by an auctioneer or any officer or agent of Secured Party.

(f) Execute, assign and endorse negotiable and other instruments for the payment of money, documents of title or other evidences of payment, shipment or storage for any form of Collateral on behalf of and in the name of Debtor; provided, however, Secured Party may specifically disclaim any warranties of title.

(g) Notify or require Debtor to notify Account Debtors that the Non-Tangible Collateral been assigned to Secured Party and direct such Account Debtors to make payments on the Non-Tangible Collateral directly to Secured Party. To the extent Secured Party does not so elect, Debtor shall continue to collect the Non-Tangible Collateral. Secured Party or its designee shall also have the right, in its own name or in the name of Debtor, to do any of the following: (i) to demand, collect, receipt for, settle, compromise any amounts due, give acquittances for, prosecute or defend any action which may be in relation to any monies due, or to become due by virtue of, the Non-Tangible Collateral; (ii) to sell, transfer or assign or otherwise deal in the Non-Tangible Collateral or the proceeds thereof or the related goods, as fully and effectively as if Secured Party were the absolute owner thereof; (iii) to extend the time of payment of any of the Non-Tangible Collateral, to grant waivers and make any allowance or other adjustment with reference thereto; (iv) to take control of cash and other proceeds of any Collateral; (v) to send a request for verification of the Non-Tangible Collateral to any Account Debtor; and (vi) to do all other acts and things necessary to carry out the intent of this Agreement.

(h) Secured Party, instead of exercising the power of sale herein conferred upon it, may proceed by a suit or suits to foreclose the security interest and sell the Collateral or any portion thereof under a judgment of a court or courts of competent jurisdiction. For purposes of Louisiana executory process procedures, Debtor acknowledges the Obligations and does hereby CONFESS JUDGMENT in favor of Secured Party for the full amount of the Obligations. Debtor agrees that during the continuance of an Event of Default Secured Party may cause the Collateral to be seized and sold under executory or ordinary process, at Secured Party’s sole option, without appraisement, appraisement hereby being expressly waived, as an entirety or in parcels as Secured Party may determine, to the highest bidder for cash, and otherwise exercise the rights, powers and remedies afforded herein and under applicable Louisiana law. Any and all declarations of fact made by authentic act before a Notary Public in the presence of two witnesses by a person declaring that such facts lie within his knowledge shall constitute authentic evidence of such facts for the purpose of executory process. Debtor hereby waives in favor of

EXECUTION VERSION

Secured Party: (i) the benefit of appraisement as provided in Louisiana Code of Civil Procedure Articles 2332, 2336, 2723 and 2724, and all other laws conferring the same; (ii) the demand and three (3) days delay accorded by Louisiana Code of Civil Procedure Articles 2639 and 2721; (iii) the notice of seizure required by Louisiana Code of Civil Procedure Articles 2293 and 2721; (iv) the three (3) days delay provided by Louisiana Code of Civil Procedure Articles 2331 and 2722; (v) the benefit of the other provisions of Louisiana Code of Civil Procedure Articles 2331, 2722 and 2723 not specifically mentioned above; and (vi) the benefit of the provisions of any other articles of the Louisiana Code of Civil Procedure not specifically mentioned above. The Debtor further waives all pleas of discussion or division with respect to the Obligations. In the event the Collateral or any part thereof is seized as an incident to an action for the recognition or enforcement of this Agreement by executory process, ordinary process, sequestration, writ of fieri facias, or otherwise, Debtor and Secured Party agree that the court issuing such order shall, if petitioned for by Secured Party, direct the applicable sheriff to appoint as a keeper of the Collateral Secured Party or any agent designated by Secured Party at the time such seizure is effected. This designation is pursuant to Louisiana Revised Statutes 9:5136-9:5140.2 and Secured Party shall be entitled to all of the rights and benefits afforded thereunder, as the same may be amended. It is hereby agreed that the keeper shall be entitled to receive as compensation, in excess of its costs and expenses incurred in the administration or preservation of the Collateral, an amount equal to $250.00 per day, which shall be payable monthly on the first day of each month. The designation of keeper made herein shall not be deemed to require Secured Party to provoke the appointment of such a keeper.

(i) Exercise all other rights and remedies permitted by law or in equity.

(j) In the event that the Secured Party elects, at its option, to enter suit via ordinaria on the Obligations, in addition to the foregoing confession of judgment and waivers, the Debtor hereby waives citation, other legal process and legal delays, and hereby consents that judgment for the unpaid principal due on the Obligations, together interest, reasonable attorneys’ fees and costs, and other reasonable charges that may be due on the Obligations, be rendered and signed immediately.

7.03 Attorney-in-Fact. Debtor hereby irrevocably appoints Secured Party as Debtor’s attorney-in-fact, with full authority in the place and stead of Debtor and in the name of Debtor or otherwise, from time to time in Secured Party’s discretion upon the occurrence and during the continuance of an Event of Default, but at Debtor’s cost and expense and without notice to Debtor:

(a) To obtain, adjust, sell and cancel any insurance with respect to the Collateral, and endorse any draft drawn by insurers of the Collateral. Secured Party may apply any proceeds or unearned premiums of such insurance to the Obligations (whether or not due).

(b) To take any action and to execute any assignment, certificate, financing statement, notification, document or instrument which Secured Party may reasonably deem necessary or advisable to accomplish the purposes of this Agreement, including, without limitation, to receive, endorse and collect all instruments made payable to Debtor representing any payment or other distribution in respect of the Collateral or any part thereof and to give full discharge for the same.

EXECUTION VERSION

7.04 Account Debtors. Any payment or settlement of Non-Tangible Collateral made by an Account Debtor will be, to the extent of such payment or to the extent provided under such settlement, a release, discharge and acquittance of the Account Debtor with respect to such Non-Tangible Collateral, and Debtor shall take any action as may reasonably be required by Secured Party in connection therewith. No Account Debtor on any Non-Tangible Collateral will ever be bound to make inquiry as to the termination of this Agreement or the rights of Secured Party to act hereunder, but shall be fully protected by Debtor in making payment directly to Secured Party.

7.05 Liability for Deficiency. If any sale or other disposition of Collateral by Secured Party or any other action of Secured Party hereunder results in reduction of the Obligations, such action will not release Debtor from its liability to Secured Party for any unpaid Obligations, including reasonable costs, charges and expenses incurred in the liquidation of Collateral, together with interest thereon at the rate then applicable under the Indenture, and the same shall be immediately due and payable to Secured Party at Secured Party’s address set forth in the Indenture.

7.06 Reasonable Notice. If any applicable provision of any law requires Secured Party to give reasonable notice of any sale or disposition or other action, Debtor hereby agrees that ten days’ prior written notice shall constitute reasonable notice thereof. Such notice, in the case of public sale, shall state the time and place fixed for such sale and in the case of private sale, the time after which such sale is to be made.

7.07 Non-judicial Enforcement. Secured Party may enforce its rights hereunder without prior judicial process or judicial hearing, and to the extent permitted by law Debtor expressly waives any and all legal rights which might otherwise require Secured Party to enforce its rights by judicial process.

ARTICLE VIII

MISCELLANEOUS PROVISIONS

8.01 Notices. Any notice required or permitted to be given under or in connection with this Agreement shall be given in accordance with the notice provisions of the Indenture.

8.02 Amendments and Waivers. Secured Party’s acceptance of partial or delinquent payments or any forbearance, failure or delay by Secured Party in exercising any right, power or remedy hereunder shall not be deemed a waiver of any obligation of Debtor or any Obligor, or of any right, power or remedy of Secured Party, and no partial exercise of any right, power or remedy shall preclude any other or further exercise thereof Secured Party may remedy any Event of Default hereunder or in connection with the Obligations without waiving the Event of Default so remedied. Debtor hereby agrees that if Secured Party agrees to a waiver of any provision hereunder, or an exchange of or release of the Collateral or the addition or release of any Obligor or other Person, any such action shall not constitute a waiver of any of Secured Party’s other rights or of Debtor’s obligations hereunder. This Agreement may be amended only by an instrument in writing executed jointly by Debtor and Secured Party and may be supplemented only by documents delivered or to be delivered in accordance with the express terms hereof.

EXECUTION VERSION

8.03 Intentionally Left Blank.

8.04 Possession of Collateral. Secured Party shall be deemed to have possession of any Collateral in transit to it or set apart for it (or, in either case, any of its agents, affiliates or correspondents).

8.05 Redelivery of Collateral. If any sale or transfer of Collateral by Secured Party results in full satisfaction of the Obligations, and after such sale or transfer and discharge there remains a surplus of proceeds, Secured Party will deliver to Debtor such excess proceeds in a commercially reasonable time; provided, however, that Secured Party shall not be liable for any interest, cost or expense in connection with any reasonable delay in delivering such proceeds to Debtor.

8.06 Governing Law; Jurisdiction. This Agreement and the security interest granted hereby shall be construed in accordance with and governed by the laws of the State of New York, including, without limitation, Sections 5-1401 and 5-1402 of the New York General Obligations Law (except to the extent that the laws of any other jurisdiction govern the perfection and priority of the security interests granted hereby).

8.07 Gaming Laws and Regulations.

(a) Each of the provisions of this Agreement is subject to, and shall be enforced in compliance with, any requirements imposed by any applicable Gaming Authority.

(b) To the extent required under applicable law, the consummation of the transactions contemplated hereby and the exercise of remedies hereunder may be subject to the Louisiana Riverboat Economic Development and Gaming Control Act, La. R.S. 27:41, et seq., and the Louisiana Gaming Control Law, La. R.S. 27:1, and the regulations promulgated pursuant to each such law, all as amended from time to time. The Gaming License held by Debtor is not part of the Collateral of this Agreement and, under the above described legislation and rules promulgated thereunder; the Trustee may be precluded from or otherwise limited in taking possession of or in selling the Collateral of this Agreement under the defaults and remedies provisions of this Agreement. Due to various legal restrictions, including, without limitation, licensing of operators of gaming facilities and prior approval of the sale or disposition of assets of a licensed gaming operation, the sale of Collateral may be denied by Gaming Authorities or delayed pending Gaming Authority approval.

8.08 Continuing Security Agreement.

(a) Except as may be expressly applicable pursuant to Section 9-620 of the Code (or any successor provision), no action taken or omission to act by Secured Party hereunder, including, without limitation, any action taken or inaction pursuant to Section 7.02 hereof, shall be deemed to constitute a retention of the Collateral in satisfaction of the Obligations or otherwise to be in full satisfaction of the Obligations, and the Obligations shall remain in full force and effect, until Secured Party shall have applied payments (including, without limitation, collections from Collateral) towards the Obligations in the full amount then outstanding or until such subsequent time as is hereinafter provided in subsection (b) below.

EXECUTION VERSION

(b) To the extent that any payments on the Obligations or proceeds of the Collateral are subsequently invalidated, declared to be fraudulent or preferential set aside or required to be repaid to a trustee, debtor in possession, receiver or other Person under any bankruptcy law, common law or equitable cause, then to such extent the Obligations so satisfied shall be revived and continue as if such payment or proceeds had not been received by Secured Party, and Secured Party’s security interests, rights, powers and remedies hereunder shall continue in full force and effect. In such event, this Agreement shall be automatically reinstated if it shall theretofore have been terminated pursuant to Section 8.09.

8.09 Termination. The grant of a security interest hereunder and all of Secured Party’s rights, powers and remedies in connection therewith shall unless otherwise provided in the Indenture or this Agreement, remain in full force and effect until payment in full of (A) the Notes under the terms of the Indenture, (B) all obligations then due and owing under the Indenture, the Notes and the Collateral Documents and (C) all other Obligations; provided that after receipt from the Debtor by the Trustee of a request for a release of any Collateral permitted under the Indenture upon the sale, transfer, assignment, exchange or other disposition of such Collateral not prohibited by the Indenture or this Agreement (and upon receipt by the Trustee of all proceeds of such sale, transfer, assignment, exchange or other disposition to the extent required to be remitted to the Trustee under the Indenture or otherwise), such Collateral shall be released from the lien and security interest created hereunder in accordance with the provisions of the Indenture and shall no longer constitute Collateral. Upon the payment in full of (A) the Notes under the terms of the Indenture (B) all obligations then due and owing under the Indenture and the Collateral Documents, and (C) all other Obligations, the Debtor shall be entitled to the return, upon its request and at its expense, of such of the Collateral pledged by it as shall not have been sold or otherwise applied pursuant to the terms hereof. Notwithstanding the foregoing, the reimbursement and indemnification provisions of Section 4.07 and the provisions of subsection 8.08(b) shall survive the termination of this Agreement.

Upon any termination of this Agreement or release of any Collateral as permitted by the Indenture the Trustee will, at the expense of the Debtor, execute and deliver to the Debtor such documents and take such other actions as the Debtor shall reasonably request to evidence the termination of this Agreement or the release of such Collateral, as the case may be. Any such action taken by the Trustee shall be without warranty by or recourse to the Trustee, except as to the absence of any prior assignments by the Trustee of its interests in the Collateral, and shall be at the expense of the Debtor. The Trustee may conclusively rely on any certificate delivered to it by the Debtor stating that the execution of such documents and release of the Collateral is in accordance with and permitted by the terms of the Indenture and this Agreement.

8.10 Counterparts; Effectiveness. This Agreement may be executed in two or more counterparts. Each counterpart is deemed an original, but all such counterparts taken together constitute one and the same instrument. This Agreement becomes effective upon the execution hereof by Debtor and delivery of the same to Secured Party, and it is not necessary for Secured Party to execute any acceptance hereof or otherwise signify or express its acceptance hereof.

8.11 Indenture. This Agreement is subject to the terms and provisions of the Indenture. To the extent a term or provision of this Agreement conflicts with the Indenture, the Indenture shall control with respect to the subject matter of such term or provision.

EXECUTION VERSION

8.12 Rights of Noteholders. No Holder of a Note shall have any independent rights hereunder other than those rights granted to individual Holders of Notes pursuant to Section 6.07 of the Indenture; provided that nothing in this Section 8.12 shall limit any rights granted to the Trustee under the Notes, the Indenture or the Collateral Documents.

8.13 No Personal Liability of Directors, Officers, Employees and Stockholders. No past, present or future director, officer, employee, incorporator or stockholder of the Debtor as such or any successor Person, as such, shall have any liability for any obligations of the Debtor under the Notes, the Collateral Documents, this Agreement or for any claim based on, in respect of, or by reason of, such obligations or their creation.

8.14 Trustee. U.S. BANK NATIONAL ASSOCIATION is acting hereunder solely in its capacity as Trustee and collateral agent under the Indenture, and all of the rights of Trustee set forth in the Indenture shall apply to Trustee’s actions hereunder. To the extent this agreement contemplates payments by Secured Party, the Trustee shall have no liability therefor.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Debtor has caused this Security Agreement to be executed and delivered as of the date first set forth above.

DEBTOR:

ELDORADO CASINO SHREVEPORT JOINT VENTURE, a Louisiana general partnership

By:	HCS I, INC.
a Louisiana corporation its managing general partner

By:	/s/ John C. Hull
Name:	John C. Hull
Title:	Chairman of the Board and President

[Signature Page to Security Agreement (Partnership)]

SCHEDULE A

List of FF&E

1.	General Description of Categories of FF&E

Gaming Equipment:

Slot Machines

Table Games

Cage Equipment

Operating Equipment:

Kitchen Equipment

Distributed Audio System

CCTV Equipment

Telephone System

Computers and Peripherals

Switchgear and Generators

Fire Pumps

HVAC Equipment

Elevators

Escalators

Exterior Signage

Interior	Signage

Furniture and Furnishings

Guestrooms

Casino

Food & Beverage

Public Areas

Back of House

2.	Specific Description

[see attached]

SCHEDULE A-1

EXHIBIT A

PERFECTION

(a)	Legal Name of Debtor:

Eldorado Casino Shreveport Joint Venture, a Louisiana general partnership

(b)	Other Names:

QNOV

Queen of New Orleans at the Hilton Joint Venture

The Queen of New Orleans at the Hilton Joint Venture

Hollywood Casino Shreveport

(c)	(i) Chief Executive Office and Principal Place of Business of Debtor:

Chief Executive Office: 451 Clyde Fant Parkway, Shreveport, Louisiana

Principal Place of Business:

451 Clyde Fant Parkway, Shreveport, Louisiana
Caddo Parish, Louisiana Bossier Parish, Louisiana

(ii) Other Premises at which Collateral is Stored or Located:

None

(iii) Locations of Records Concerning Collateral: 451 Clyde Fant Parkway, Shreveport, Louisiana

451 Clyde Fant Parkway, Shreveport, Louisiana
Caddo Parish, Louisiana Bossier Parish, Louisiana

(d)	Federal Taxpayer Identification Number: 72-122563

(e)	Louisiana Organizational Identification Number: 34439729J

EXHIBIT A-1

EXHIBIT B

INTELLECTUAL PROPERTY & LICENSES

1. License Agreement dated as of July 20, 2005 by and between Hollywood Casino Corporation, a Delaware corporation, and Hollywood Casino Shreveport (formerly QNOV), a Louisiana general partnership.

2. Service Mark License Agreement dated as of July 21, 2005, by and between Eldorado Resorts, LLC, a Nevada limited liability company and Eldorado Casino Shreveport Joint Venture, a Louisiana general partnership.

EXHIBIT B-1